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                         DEFERRED COMPENSATION AGREEMENT

         ST. FRANCIS BANK, F.S.B., a federally-chartered savings bank ("Bank"), St. Francis Capital Corporation (the "Company") (the Bank and Company being collectively referred to herein as the "Employers") and THOMAS R.
PERZ ("Executive"), hereby agree as follows:

                                   EMPLOYMENT

     1. Employers will employ Executive as their respective President and Chief Executive Officer at such rate of compensation as may be from time to time determined by their Boards of Directors. Executive will devote his full energy, skill and best efforts to the affairs of the Employers on a substantially full-time basis. It is contemplated that such employment will continue until January 1, 2010 (Executive's normal retirement date), but nevertheless either Employers or Executive may terminate Executive's employment at any time and for any reason upon 30 days written notice to the other.

                                   RETIREMENT

     2. In the event Executive's employment continues until his normal retirement date it shall thereupon terminate (unless extended by mutual agreement) and, commencing with the first month following such termination, Employers will make 180 payments of $3,333.33 monthly to Executive or his Beneficiary, such payments to be increased annually on a cumulative basis at the rate of 5% per year as of January 1 of each year in which payments are to be made.
                           TERMINATION OF EMPLOYMENT

     3. a) Voluntary. If Executive terminates his employment with Employers voluntarily, for any reason other than Disability, prior to January 1, 2010, Executive or Beneficiary shall be entitled to a lump-sum payment equal to the present value, using a discount rate of 10%, of the monthly payment stream to which Executive would have been entitled had he remained employed until January 1, 2010.



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     b) Involuntary. If Executive's employment is terminated involuntarily by
Employers (or any successor employer), Executive or Beneficiary shall be entitled to receipt of a monthly benefit in the amount of $3,333.33 commencing as of the first day of the month following such termination; provided, however, that no benefit shall be paid under this Agreement in the event Executive's employment is terminated for Cause as defined herein. For purposes of this Agreement, a termination of employment by Executive within twelve (12) months of any material diminishment in compensation or responsibilities shall be deemed an involuntary termination.


     c) Disability. If Executive's employment terminates as the result of Disability, Executive or Beneficiary shall be entitled to receipt of a monthly benefit in the amount of $3,333.33 commencing as of the first day of the month following such termination. For purposes of this Agreement, "Disability" shall mean, if Executive is covered under a disability insurance policy paid by Employers, the definition of total disability contained in such policy. If Executive is not insured under such a policy, Disability shall mean a mental or physical condition which renders Executive unable to perform the regular duties of his job, as determined by the respective Boards of Directors; provided that in the event of any disagreement between the Executive and a Board, they shall select a mutually agreeable, qualified, independent physician to make such determination. Absent agreement, the determination shall be made by a physician recommended by the then president of the medical society for the county in which Executive resides. The costs of any necessary medical examination shall be borne by the Employers.

     d) Duration and Amount. Any benefit payable under this Section 3 shall be payable to Executive or Beneficiary for a period of 180 months. The amount of any such benefit


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shall be increased annually on a cumulative basis at the rate of 5% per year as of January 1 of each year in which payments are to be made.

     (e) Cause - For purposes of this Agreement, a termination for Cause shall mean termination by the Employers of Executive's employment as the result of:

     (i) The intentional failure by Executive to substantially perform assigned duties (appropriate to his position and level of compensation) with the Bank (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes Executive has not substantially performed his duties, advises Executive of what steps must be taken to achieve substantial performance, and allows Executive Sixty (60) days in which to demonstrate such performance;

     (ii)   Any willful act of misconduct by Executive;

     (iii) A criminal conviction of Executive for any act involving dishonesty, breach of trust or a violation of the banking or savings and loan laws of the United States;

     (iv)   A criminal conviction of Executive for the commission of any felony;

     (v)    A breach of fiduciary duty involving personal profit;

     (vi) A willful violation of any law, rule or regulation (other than a traffic violation or similar offenses) or final cease and desist order; or

     (vii) Personal dishonesty or material breach of any provision of this Agreement.


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          For purposes of this Section, no act, or failure to act, on
          Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Employers.

                                     DEATH

          4. If Executive dies before termination of his employment, commencing with the first month following death and continuing for 180 months thereafter, Employers shall pay Executive's named beneficiary (designated in Section 5 of this Agreement and hereinafter referred to as the Beneficiary) a monthly amount equal to the amount Employers would have paid Executive had he lived to his normal retirement date, which shall be the amount specified in Section 2.

                                  BENEFICIARY

          5. The Beneficiary of any payments to be made after Executive's death, shall be MARY PERZ his wife, or such other person or persons as Executive shall designate in writing to Employers. If no Beneficiary shall survive Executive for thirty (30) days any such payments shall be made to Executive's estate.

                                  RESTRICTIONS

          6. Executive shall not, for a period of twenty-four (24) months following any voluntary termination of employment prior to January 1, 2010, either directly or indirectly, accept employment with, render service, assistance or advice to, or allow his name to be used by any Significant Competitor of Employers unless approved by the Boards of Directors of the Employers. For purposes of this Agreement, the term Significant Competitor means any financial institution including, but not limited to, any commercial bank, savings bank, savings and loan association, credit union, or mortgage banking corporation which, at the time of termination of Executive's employment or during the period of this covenant not to compete, (i)



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maintains a home, branch or other office in Kenosha, Milwaukee, Ozaukee,
Racine Washington or Waukesha counties, or (ii) has originated within any of said counties $10,000,000 or more in residential mortgage loans during any consecutive twelve (12 month period within the twenty-four (24) months prior to Executive's termination and inclusive of the period covered by this covenant. Determination by the respective Boards of Directors that Executive has engaged in any such activity shall be binding and conclusive on all parties, and in addition to all other rights and remedies which Employers shall have neither Executive nor Beneficiary shall be entitled to any payments hereunder. The restriction contained in this Section 6 shall not apply in the event of a termination by Executive following a change in control of either the Bank or Company as defined in Executive's Employment Agreement in effect as of January 1, 1999.

                                   INSURANCE

     7. If Employers shall elect to purchase a life insurance contract to provide funds to make payments hereunder, Employers (or one of them) shall at all times be the sole and complete Owner(s) and beneficiary(s) of such contract, and shall have the unrestricted right to use all amounts and exercise all options and privileges thereunder without knowledge or consent of Executive or Beneficiary or any other person, it being expressly agreed that neither Executive nor Beneficiary nor any other person shall have any right, title or interest whatsoever in or to any such contract.

                               SOURCE OF PAYMENTS

     8. Executive, Beneficiary and any other person or persons having or claiming a right to payments hereunder or to any interest in this Agreement shall rely solely on the unsecured promise of Employer set forth herein, and nothing in this agreement shall be construed to give Executive, Beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by


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     Employers or in which Employers may have any right, title or interest now or in the future, but Executive shall have the right to enforce his claim against Employers in the same manner as any unsecured creditor.

                                   AMENDMENT

          9. This Agreement may be amended at any time or from time to time by written agreement of the parties, or at any time by the Boards of Directors of the Employers if they deem such action to be appropriate and in the best interests of the Employers; provided, however, that no amendment may reduce the amount of any benefit that would have become payable under the September 17, 1986 Deferred Compensation Agreement between the Bank and Executive (the "Deferred Agreement") and that there may be no amendment except with Executive's written consent following consummation of any transaction which results in a change in control of one or both of the Employers.

          10. Neither Executive, nor Beneficiary, nor any other person entitled to payments hereunder shall have power to transfer, assign, anticipate, mortgage or otherwise encumber in advance any of such payments, nor shall such payments be subject to seizure for the payment of public or private debts, judgments, alimony or separate maintenance, or be transferable by operation of law in event of bankruptcy, insolvency or otherwise.

                                 BINDING EFFECT

          11. This Agreement shall be effective and binding upon the parties hereto, their heirs, executors, administrators, successors and assigns as of the date of execution and shall, to the extent effective, replace and supersede the provisions of a Deferred Compensation Agreement entered into effective as of September 17, 1986 between Executive and the Employer's predecessor St. Francis Savings and Loan Association. The parties acknowledge that as additional consideration for this Agreement the Executive has agreed to the revision of Section 6


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of the prior agreement to create herein an enforceable non-compete provision in lieu of a prior provision that was unenforceable by reason of its absence of a limited time and by reason of its indefinitiveness as to geographic scope.

     12. The Employers agree that they will not be a party to any merger, consolidation or reorganization, unless and until its obligations hereunder shall be expressly assumed by its successor or successors.

     13. In consideration for this Deferred Compensation Agreement, it is understood that Executive has foregone an annual compensation increase of $5,000.00 as of October 1, 1986.



     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of January 1, 1999.

EXECUTIVE                               ST. FRANCIS BANK, F.S.B.



                                        By:
_______________________                 Title:________________________
THOMAS R. PERZ

                                        ST. FRANCIS CAPITAL CORPORATION


                                        By:
                                        Title:_________________________




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